Exhibit 99.01

www.epelectric.com	Investor Release

February 29, 2016

El Paso Electric and City of El Paso Agree in Principle on Terms
of Settlement for Texas Rate Case Docket No. 44941

El Paso, Texas - El Paso Electric Company (EPE) (NYSE: EE) announced that earlier today the City of El Paso approved in principle settlement terms for EPE’s rate case pending before the Public Utility Commission of Texas (PUCT). Attorneys for a majority of the parties in the case have indicated they intend to support or do not intend to oppose the proposed settlement. Four parties in the case have indicated they intend to oppose the settlement. If approved by the PUCT, the settlement would resolve all issues in the case except for the contested revenue requirement issue regarding the Four Corners Generating Station.

Key terms of the proposed settlement include: (i) an annual non-fuel base rate increase of $37 million; (ii) the potential for an additional base rate increase of $8 million related to Four Corners costs (as a result of severing and separately litigating this item from the main rate case); (iii) lower annual depreciation expense as recommended by the City of El Paso of approximately $8.5 million; (iv) a return on equity of 9.7% for AFUDC purposes; and (v) a determination that substantially all new plant in service was reasonable and necessary and therefore would be included in rate base. The proposed settlement is subject to documentation and formal agreement by the settling parties as well as approval by the PUCT.

Once the settling parties have agreed formally to the terms and executed the final documentation, the settlement documents will be filed with the PUCT for approval. It is anticipated that a brief hearing may occur before the Administrative Law Judges on the case who would issue a proposal for decision on the settlement for consideration by the PUCT.

“Any time the parties to a rate case can find terms that fairly reflect their competing interests, I think it is better for everyone involved to settle rather than face lengthy and costly litigation,” said Mary Kipp, El Paso Electric’s Chief Executive Officer. "I am satisfied with the terms of the proposed settlement and feel that the interests of our customers, our community, our shareholders, other stakeholders and the intervening parties have been recognized. Perhaps more importantly, I have been pleased with the regulatory process and the way in which so many parties have worked together to reach terms that will allow El Paso Electric to continue to meet the needs of our growing customer base with safe, clean, reliable and affordable electricity."

On August 10, 2015, EPE filed a request for an increase in non-fuel base revenues of approximately $71.5 million with the City of El Paso, other incorporated municipalities in its Texas service territory and the PUCT. When EPE filed its rebuttal testimony on January 15, 2016, it modified the requested increase to $63.3 million.

El Paso Electric is a regional electric utility providing generation, transmission and distribution service to approximately 400,000 retail and wholesale customers in a 10,000 square mile area of the Rio Grande valley in west Texas and southern New Mexico. El Paso Electric has a net dependable generating capability of 2,055 MW.

Safe Harbor
This news release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This information often involves risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: (i) a breakdown in settlement discussions with the parties in EPE’s Texas rate case; (ii) EPE’s inability to reach agreement with the intervenors in EPE’s Texas rate case; (iii) increased prices for fuel and purchased power and the possibility that regulators may not permit EPE to pass through all such increased costs to customers or to recover previously incurred fuel costs in rates; (iv) full and timely recovery of capital investments and operating costs through rates in Texas and New Mexico; and (v) other factors detailed by EPE in its public filings with the Securities and Exchange Commission. EPE's filings are available from the Securities and Exchange Commission or may be obtained through EPE's website, http://www.epelectric.com. Although El Paso Electric believes that the expectations reflected in such forward-looking statements are reasonable, no assurances can be given that these expectations will prove to be correct. Any such forward-looking statement is qualified by reference to these risks and factors. EPE cautions that these risks and factors are not exclusive. EPE does not undertake to update any forward-looking statement that may be made from time to time by or on behalf of EPE except as required by law.

Public Relations Eddie Gutierrez | 915.543.5763 eduardo.gutierrez@epelectric.com	Investor Relations Lisa Budtke | 915.543.5947 lisa.budtke@epelectric.com Richard Gonzalez | 915.543.2236 richard.gonzalez@epelectric.com